Exhibit 10.16

Execution Version

WAIVER, CONSENT AND AMENDMENT TO CERTIFICATE OF DESIGNATIONS

This WAIVER, CONSENT AND AMENDMENT TO CERTIFICATE OF DESIGNATIONS (this“Amendment”) is entered into as of August 17, 2020 (the “Effective Date”), by and among the following: (a) Amergent Hospitality Group, Inc. a Delaware corporation (the “Company”); (b) Arena Special Opportunities Fund, LP, a Delaware limited partnership (“Opportunities Fund”); and (c) Arena Origination Co.,LLC, a Delaware limited liability company (“Origination Co.” and collectively with “Opportunities Fund,” the “Arena Entities”).

RECITALS:

A.       The Arena Entities are holders of 100% of the Company’s Series 2 Convertible Preferred Stock (the “Preferred Stock”) issued pursuant to the terms of that certain certificate of designation setting forth the powers, preference, rights, qualifications, limitations and restrictions of such Preferred Stock as filed with the Delaware Secretary of State on April 1, 2020 (as the same may from time to time be amended, restated or otherwise modified, the “Certificate of Designations”).

B.       In accordance with Section 11(j) of the Certificate of Designations, the Company is required to make a true-up payment to the Arena Entities on August 10, 2020.

C.       The Company has requested that the Arena Entities agree to amend the Certificate of Designations to extend the requirement for the true-up payment until December 10, 2020;

D.       The Arena Entities and the Company desire to amend the Certificate of Designations to modify certain provisions thereof in accordance with, and subject to, the terms and conditions set forth herein.

AGREEMENT:

In consideration of the premises and mutual covenants herein and for other valuable consideration, the Company and the Arena Entities agree as follows:

Section 1. Definitions. Unless otherwise defined herein, each capitalized term used in this Amendment and not defined herein shall be defined in accordance with the Certificate of Designations.

Section 2. Amendments.

2.1       Amendment to Section 11(j). Section 11(j) of the Certificate of Designations is hereby amended and restated to read in its entirety as follows:

j) True-Up.

i.       In the event that the proceeds received by the Holder from the sale of all the Conversion Shares, shares of the Common Stock of the Corporation received by the Holder in connection with the spinoff of the Corporation from Sonnet Biotherapeutics Holdings, Inc. (f/k/a Chanticleer Holdings, Inc.) (the “Spinoff Shares”) and the proceeds of the Chanticleer Conversion Shares do not equal at least $1,875,000 on December 10, 2020 (the “True-Up Payment Date”), the Corporation shall pay the Holder an amount in cash (the “True-Up Payment”) equal to $1,875,000 less the proceeds previously realized by the Holder from the sale of the Conversion Shares, the Spinoff Shares and Chanticleer Conversion Shares, net of brokerage commissions and any other fees incurred by Holder in connection with the sale of any Conversion Shares (“Net Proceeds”). For purposes of clarity, Net Proceeds shall not include any proceeds received by the Holder upon the receipt of any shares of Common Stock of the Corporation issued upon exercise of warrants of the Corporation held by the Holder or any shares of Common Stock of the Corporation held or acquired by a Holder which are not Spinoff Shares.

ii.       The True-Up Payment will be paid by Corporation out of either (i) the proceeds from the exercise by Corporation of existing warrants to purchase shares of the common stock of Sonnet Biotherapeutics Holdings, Inc. (f/k/a Chanticleer Holdings, Inc.) held by Corporation or (ii) the Segregated Cash Account. If any portion of the True-Up Payment has not been paid by Corporation, on the True-Up Payment Date, interest shall accrue on such unpaid amount until such amount is paid in full at a rate equal to the lesser of (i) 18% per annum or (ii) the maximum rate permitted by applicable law. Upon payment in full of the True-Up Payment and all unpaid liquidated damages and other amounts due in respect of the Preferred Stock, any portion of the Segregated Cash Account not used to pay the True-Up Payment will be transferred to the Corporation and any remaining outstanding shares of Preferred Stock will be cancelled with no further obligations of the Corporation to the Holders thereunder, without any further action on behalf of the Corporation or the Holders.

iii.       The Segregated Cash Account will be maintained until the True-Up Payment is paid in full.

Section 3. Expenses. The Company agrees to pay on demand all expenses of the Arena Entities (including, without limitation, the fees and out-of-pocket expenses of Sheppard, Mullin, Richter & Hampton LLP, counsel to the Arena Entities) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment.

Section 4. Consent. Subject to the satisfactions of the conditions set forth in Section 5 below, the Arena Entities hereby consent to the amendments to the Certificate of Designations set forth in this Amendment and the filing of an amendment as set forth in Section 5(ii) below.

Section 5. Effectiveness. This Amendment shall be effective upon the satisfaction of the following conditions:

(i)       Amendment Executed. This Amendment shall have been executed by the Company and the Arena Entities.

(ii)       Filing of an Amendment to the Certificate of Designations. The Company shall have filed an amendment to the Certificate of Designations with the Delaware Secretary of State.

(iii)       Segregated Cash Account. The Arena Entities shall receive written confirmation that the amount set forth in the Segregated Cash Account is equal to $1,250,000.

(iv)       Amendment Fee. In consideration of the Arena Entities willingness to enter into this Amendment, the Company shall have provided the following to the Arena Entities: (i) a cash fee of $66,000, to such accounts as designated in writing by the Arena Entities and (ii) issued to the Arena Entities five-year warrants to purchase 134,000 shares of the Company’s common stock on the same terms and conditions as the warrants issued to the Arena Entities on April 1, 2020 except the termination date of such warrants shall be five years from the date of this Amendment. The amounts set forth above shall be issued to each Arena Entity pro rata based on their initial investment in Sonnet Biotherapeutics Holdings, Inc. (f/k/a Chanticleer Holdings, Inc.).

Section 6. Miscellaneous.

6.1       Representations and Warranties. The Company, by signing below, hereby represents and warrants to each Arena Entity that:

(i)       the Company has the legal power and authority to execute and deliver this Amendment;

(ii)       the officer executing this Amendment on behalf of the Company has been duly authorized to execute and deliver the same and bind the Company with respect to the provisions hereof;

(iii)       the execution and delivery hereof by the Company and the performance and observance by the Company of the provisions hereof do not violate or conflict with the organizational documents of the Company or any law applicable to the Company or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against the Company;

(iv)       no Triggering Event exists under the Certificate of Designations, nor will any occur immediately after the execution and delivery of this Amendment or by the performance or observance of any provision hereof;

(v)       the Segregated Cash Account is currently held in the name of Chanticleer SPE, LLC, a wholly owned subsidiary of the Company, is segregated from all other assets of the Company free and clear of any liens, charges or encumbrances of the Company and has a balance of $1,250,000 as of the date hereof; and

(vi)       this Amendment constitutes a valid and binding obligation of the Company in every respect, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

6.2       Certificate of Designations Unaffected. Each reference to the Certificate of Designations shall hereafter be construed as a reference to the Certificate of Designations as amended hereby. Except as herein otherwise specifically provided, all provisions of the Certificate of Designations shall remain in full force and effect and be unaffected hereby.

6.3       No Implied Amendment or Waiver. Except as expressly set forth in this Amendment, this Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of the Arena Entities under the Certificate of Designations, or alter, modify, amend or in any way affect any of the terms, obligations or covenants contained in the Certificate of Designations, which shall continue in full force and effect. Nothing in this Amendment shall be construed to imply any willingness on the part of the Arena Entities to agree to or grant any similar or future amendment, consent or waiver of any of the terms and conditions of the Certificate of Designations.

6.4       Entire Agreement. This Amendment, together with the Certificate of Designations integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

6.5       Counterparts This Amendment may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by e-mail (e.g., “pdf” or “tiff”) or fax transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

6.6       Release of Claims. To induce the Arena Entities to agree to the terms of this Amendment, the Company hereby (i) represents and warrants that as of the date of this Amendment there are no claims or offsets against or defenses or counterclaims to its obligations under the Certificate of Designations and waives any and all such claims, offsets, defenses, or counterclaims, whether known or unknown, arising prior to the date of this Agreement and (ii) releases and forever discharges each Arena Entity, together with their respective partners, managers, parents, subsidiaries, affiliates, employees, agents, attorneys, officers, and directors (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter accruing, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date hereof to the extent in any way directly or indirectly arising out of or in any way connected to the Certificate of Designations or the Arena Entities investment in the Company or its predecessor, (all of the foregoing hereinafter called the “Released Matters”). The Company acknowledges that the agreements in this Section are intended to cover and be in full satisfaction for all or any alleged injuries or damages arising in connection with the Released Matters herein compromised and settled. The Company understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. The Company agrees that no fact, event, circumstance, evidence or transaction that could now be asserted or that may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

6.7       Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

[Signature pages follow.]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date first above written.

SfGNATURE PAGE TO CONSENT, WAIVER AND AMENDMENT TO CERTIFICATE OF DESIGNATIONS AMERGENT HOSPITALITY GROUP, INC.

(AUGUST 2020)

ARENA SPECIAL OPPORTUNITIES FUND, LP

By:
Name:	Lawrence Cutler
Title:	Authorized Signatory

ARENA ORIGINATING CO., LLC

By:
Name:	Lawrence Cutler
Title:	Authorized Signatory

SIGNATURE PAGE TO CONSENT, WAIVER AND AMENDMENT TO CERTIFICATE OF DESIGNATIONS AMERGENT HOSPITALITY GROUP, INC.

(AUGUST 2020)